Exhibit 8

                          STOCK PLEDGE


          The undersigned hereby pledges and grants a security interest to Pikeville National Bank and Trust Company of P.O. Box 2947, Pikeville, KY 41502-2947 in 200,000 common shares of ADDINGTON RESOURCES, INC. represented by Certificate Number AR-3263, AR-3264 to secure an Amended Note in the amount of $500,000.00 of even date at the Bank and any present or future advances or any extension or renewal thereof.

          The undersigned has or simultaneously with the signing of this agreement delivered the stock together with stock powers signed in blank by the undersigned and all other properly signed instruments that may be needed by the Bank to sell or transfer the stock.

      The undersigned shall do such acts as the Bank may require from time to time to maintain a valid security interest in the stock in the Bank, free of all other liens and claims, to secure payment of the indebtedness to the Bank.

          The undersigned owns the stock free of any other claim and no one else has any ownership or security interest in the stock.

          If any notification of an intended disposition of any of the stock is required by law, such notification shall be deemed reasonably and properly given if mailed at least 10 days before the disposition, postage prepaid, addressed to the undersigned at the address shown below.

          The Bank may dispose of the stock upon any failure to pay any amount when due and payable or when there is any other default under this agreement, the note or any other agreement signed in connection with the indebtedness described above.

           The undersigned hereby irrevocably constitute and appoint the President of Pikeville National Bank and Trust Company as my attorney in fact to transfer such shares with full power of substitution.

          The 23rd of September, 1994.



     Box 251                          /s/ A. Bruce Addington
     Ivel, KY  41642-0251             A. BRUCE ADDINGTON



STATE OF KENTUCKY        )
                         ) SS
COUNTY OF PIKE           )

          The foregoing instrument was acknowledged before me this 23rd day of September, 1994, by A. BRUCE ADDINGTON.



                                /s/ Stephen Belcher
                                NOTARY PUBLIC

                                My Commission Expires:  3/16/93



This Instrument Prepared By: